The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement	SUBJECT TO COMPLETION	January 27, 2010

Pricing Supplement dated February __, 2010
to the Product Prospectus Supplement FIN-1 dated January 11, 2010, the Prospectus Supplement dated January 11, 2010
and the Prospectus dated January 11, 2010
$ ● Royal Bank of Canada Senior Global Medium-Term Notes, Series D Inflation Linked Notes, Due February 16, 2017

Royal Bank of Canada is offering the Notes described below.  The prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010 describe terms that will apply generally to the Notes, including any Notes you purchase.  Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement.  In the event of any conflict, this pricing supplement will control.

The Notes may not be appropriate for every investor.  The Notes are subject to the risks set forth under the heading “Additional Risks Specific to the Notes” in the product prospectus supplement beginning on page PS-5 and under the heading “Risk Factors” in this preliminary pricing supplement.  You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets Corporation

Principal Amount:	$ ●

Pricing Date:	February __, 2010

Issuance Date:	February 16, 2010

Maturity Date:	February 16, 2017

Type of Note:	Floating Rate Note

Interest Rate:	Year 1-3: 2.25% Year 4-7: Reference Rate + Spread; subject to a maximum rate of 7.00%

Reference Rate:	CPIt – CPIt–12
CPIt–12

where, CPIt = CPI three months prior to the calendar month of the applicable reset date, which we refer to as the “Reference Month” CPIt–12 = CPI twelve months prior to the applicable Reference Month

Spread:	1.00%

Minimum Coupon:	0.00%

Maximum Coupon:	7.00%

Reset Dates:	The last day of each Coupon Period beginning with the fourth year of the term of the Notes.

Type of Note:	Fixed to Floating Inflation Linked Note

Consumer Price Index:
The CPI is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”), as published on Bloomberg CPURNSA or any successor service.

Interest Payment Dates:
Monthly, on the 16th day of each month, commencing March 16, 2010 and ending on the Maturity Date.  If the Interest Payment Date is not a New York or London business day, interest shall be paid on the next New York or London business day, without adjustment for period end dates and no additional interest shall be paid in respect of the postponement.

Redemption:	Not Applicable

Call Date(s):	Not Applicable

Survivor’s Option:
Upon the death of the beneficial owner of a Note, a valid exercise of the survivor's option and the proper tender of that Note for repayment, we will repay the Note, in whole or in part, at a price equal to 100% of the principal amount of that Note plus any accrued and unpaid interest to the payment date, subject to some limitations. See “Survivor's Option.”

Minimum Investment:	$1,000 (except for certain non-U.S. investors for whom the minimum investment will be higher)

Denominations:	$1,000

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus)

CUSIP No:	78008HWF3

Currency:	U.S. dollars

Calculation Agent:	RBC Capital Markets Corporation

U.S. Tax Treatment:
The Notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Accordingly, you will be required to accrue interest income based on the comparable yield and projected payment schedule for the Notes.  You may call RBC Capital Markets Corporation toll free at (866) 609-6009 to obtain this information.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 11, 2010 under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and specifically the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Where the term of your notes exceeds one year—Rules Applicable to Notes Treated as Contingent Payment Debt Instruments for Tax Purposes” in the accompanying product prospectus supplement, which applies to your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Terms Incorporated In the Master Note:
All of the terms appearing above the item captioned “Listing” on the cover page of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the prospectus supplement with respect to Notes dated January 11, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	●	$●
Underwriting discounts and commission	●	$●
Proceeds to Royal Bank	●	$●
We may use this pricing supplement in the initial sale of a Note.  In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement, dated January 11, 2010, the accompanying prospectus supplement, dated January 11, 2010 and the accompanying prospectus, dated January 11, 2010.  The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  You should carefully consider, among other things, the matters set forth under Additional Risk Factors Specific to the Notes” in the product prospectus supplement and the matters set forth under “Risk Factors” in the prospectus supplement dated January 11, 2010.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●             Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

●             Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

●             Product Prospectus Supplement FIN-1 dated January 11, 2010:
http://sec.gov/Archives/edgar/data/1000275/000121465910000085/f18100424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

HISTORICAL INFORMATION

Historically, the CPI has experienced significant fluctuations. Any historical upward or downward trend in the CPI level during any period shown below is not an indication that level of the CPI is more or less likely to increase or decrease at any time during the term of the Notes. The historical reference rate levels do not give an indication of future levels of the reference rate. Royal Bank cannot make any assurance that the future levels of the CPI will result in holders of the Notes receiving interest payments that exceed the Spread.

The Reference Rate for December 2009 was 2.72%. The graph below sets forth the historical performance of the Reference Rate from December 1990 through December 2009.

US CPI Year over Year Change (%)
1990 to Present

7
6
5
4
3
2
1
0
-1
-2
-3
Dec-90
Dec-91
Dec-92
Dec-93
Dec-94
Dec-95
Dec-96
Dec-97
Dec-98
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09

Source: Bloomberg L.P.

RISK FACTORS

An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the average price of consumer goods and services, as well as other events that are difficult to predict and beyond the our control.  This section describes the most significant risks relating to the terms of the Notes.  For a complete list of risk factors, please see the accompanying product prospectus supplement, prospectus supplement and prospectus.  You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.

After the Third Year of the Notes, the Amount of Interest Payable Is Uncertain and Could Be 0.00%.  The level of the CPI may decrease during periods of little or no inflation (and will decrease during periods of deflation). In such a case, the interest rate on your Notes during any interest period may be zero, or may only exceed zero by a small amount. In periods with limited inflation, the interest rate on the Notes may be less than the interest rate payable on a conventional security that we issue with a comparable maturity date.

The Interest Rate on the Notes Is Capped.  The interest rate that will be applicable to the Notes in any interest period will be limited to the maximum rate of 7.00% per annum.  Accordingly, as a holder of the Notes, the interest payable on the Notes will not benefit from any increase in the CPI that is above 6.00%, which is the difference between the maximum rate and the 1.00% spread.

The CPI Itself and the Method by which the BLS Calculates the CPI May Change In the Future.  The BLS may change the method by which it calculates the CPI, which could affect the level of the CPI used to calculate the interest rate applicable to your Notes.  In particular, changes in the way the CPI is calculated could reduce the level of the CPI, which would result in lower interest payments during the applicable interest period(s), and in turn reduce the market value of the Notes.

Consumer Prices May Change Unpredictably, Affecting the Level of the CPI and the Market Value of the Notes in Unforeseeable Ways.  Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates.  These factors may affect the level of the CPI and the market value of the Notes in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes. Investors are dependent on Royal Bank’s ability to pay all amounts due on the Notes on each interest payment date and at maturity, and, therefore, investors are subject to the credit risk of Royal Bank and to changes in the market’s view of Royal Bank’s creditworthiness. Any decrease in Royal Bank’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank’s credit risk is likely to adversely affect the market value of the Notes.

SURVIVOR’S OPTION

Your Notes are subject to a “survivor’s option”, which means that, upon your death (or the death of your spouse, if you beneficially own the Notes as joint tenants in common), the successor holders of your Note will have the right to require us to repay your Note prior to its maturity date upon the death of the beneficial owner as described below.

Upon a valid exercise of the survivor’s option as described below and a proper tender of the relevant Notes, we will, at our option, either repay or purchase the relevant Notes at a price equal to 100% of the principal amount of the relevant Notes plus accrued and unpaid interest to the date of such repayment or purchase, subject to limitations on the aggregate amount of Notes we will repay or purchase in any calendar year as described below.

The survivor’s option may not be exercised unless the deceased beneficial owner (and for jointly owned Notes, the last surviving beneficial owner) had purchased the Notes (either in an initial or subsequent sale of the Notes) at least one year prior to the date of his or her death.  In addition, the aggregate principal amount of Notes as to which the survivor’s option may be exercised is limited as follows:

•
In any calendar year, to the greater of $250,000 or 1% of the outstanding aggregate principal amount of the relevant class of Notes as of December 31 of the most recently completed year (the “Annual Limitation”).

•	For any deceased beneficial owner or, if owned jointly, for the last surviving beneficial owner of the Notes, to $100,000 for any calendar year (the “Individual Limitation”).

We will not make principal repayments or purchase Notes upon the exercise of the survivor’s option in amounts that are less than $1,000. If the limitations described above would result in the partial repayment or purchase of any Note, the principal amount of the Note remaining outstanding after repayment or purchase must be at least $1,000.

We will accept, in the order delivered, each Note delivered upon the valid exercise of the survivor’s option, unless the acceptance of that Note would contravene the Annual Limitation or the Individual Limitation.

Any Note that we accept for repayment or purchase upon exercise of the survivor’s option will be repaid or purchased no later than the first interest payment date to occur that is at least 20 calendar days after the date of acceptance or, if the Notes pay interest only at maturity, on the date that is 60 days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day.  Each Note delivered for repayment or purchase that is not accepted in any calendar year due to the application of the Annual Limitation or the Individual Limitation will not be accepted in any subsequent years.  Other than as described in the immediately preceding sentence, Notes delivered to us upon exercise of the survivor’s option may not be withdrawn.

If a Note delivered for purchase or repayment upon valid exercise of the survivor’s option is not accepted, the trustee for the Notes will deliver a notice by first-class mail to the registered holder that states the reason that the Note has not been accepted. Following receipt of such notice from the trustee, the representative for the deceased beneficial owner may withdraw the relevant Notes and abandon the exercise of the survivor’s option.

Subject to the Annual Limitation and the Individual Limitation, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by us in our sole discretion.  Our determination will be final and binding on all parties.

The death of a person owning a Note:

•
in joint tenancy (with or without right of survivorship) or tenancy by the entirety, provided all other such tenants are previously deceased, will be deemed the death of the beneficial owner of the Note, and the entire principal amount of the Note will be subject to the survivor’s option;

•
by tenancy in common will be deemed the death of the beneficial owner of a Note only with respect to the deceased holder’s interest in that Note, except that if Notes are held by a husband and wife as tenants in common, only the death of both husband and wife will be deemed the death of the beneficial owner of the Note, and the entire principal amount of that Note will be subject to the survivor’s option.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if the beneficial interest can be established to the satisfaction of the trustee. A beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or community property and trust arrangements where one person has substantially all of the beneficial ownership interest in the Note during his or her lifetime.

If the beneficial owner held legal title and beneficial interest in the Note, either in its entirety or as a joint tenant or tenant in common, we will deem the personal representative of the deceased beneficial owner (as determined in accordance with the laws of the relevant jurisdiction) to be the representative of the beneficial owner.  If the beneficial owner held the beneficial title to the Note and the legal title was held by an agent, nominee, bare trustee or spouse, we will deem the agent, nominee, bare trustee or spouse (collectively referred to as a “nominee”) to be the representative of the beneficial owner.  If the beneficial owner has designated a beneficiary or beneficiaries in accordance with the laws of the applicable jurisdiction, including without limitation Individual Retirement Accounts, Roth IRA Accounts, and Transfer on Death Accounts, we will deem the designated beneficiary or beneficiaries to be the representative of the beneficial owner.

In the case of repayment or purchase upon the exercise of the survivor’s option, for Notes represented by a global security, the depositary or its nominee will be the holder of the Note and therefore will be the only entity that can exercise the survivor’s option.  To obtain repayment upon exercise of the survivor’s option with respect to a Note represented by a global security, the representative must provide to the broker or other entity through which the deceased owner held the beneficial interest:

•
a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States;

•
appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the Note at the time of death;

•	instructions to the broker or other entity to notify the depositary of its desire to obtain repayment upon exercise of the survivor’s option;

•	a description of the relevant Note, including the CUSIP number; and

•	the deceased’s social security number.

The broker or other entity will provide to the trustee:

•
a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of FINRA or a commercial bank or trust company having an office or correspondent in the United States;

•
appropriate evidence satisfactory to the trustee that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the Note at the time of death;

•
a certificate or letter satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner and describing the deceased’s beneficial interest in the Note; and

•	a description of the Note, including the CUSIP number.

The broker or other entity will be responsible for disbursing any payments it receives upon exercise of the survivor’s option to the appropriate representative.

In order to validly exercise a survivor’s option for a Note held in definitive rather than global form, the representative must deliver to the trustee the same information, noted above, to be delivered to the broker or other entity for exercise of such right for a global note (other than instructions to notify DTC), plus the Note, a properly executed assignment of the Note, and evidence of beneficial ownership of any Note held in the name of a nominee.

Attached, as Annex A to this pricing supplement, is a form to be used by a representative to exercise the survivor’s option on behalf of a deceased beneficial owner of a Note. In addition, a representative may obtain these forms from The Bank of New York Mellon, Global Trust Services, Americas, 101 Barclay Street, 4E, New York, NY 10286, or call its Global Trust Services Department at (212) 815-4869, during normal business hours.

Notwithstanding the foregoing provisions, if the broker or other entity holding title to the Note executes an indemnity agreement with us or any of our affiliates, in form and substance satisfactory to us, such broker or other entity may exercise the survivor's option without providing the trustee any written request for repayment signed by the representative, any evidence that the representative has authority to act on behalf of the deceased beneficial owner, the death of the beneficial owner has occurred and the deceased was the owner of a beneficial interest in the Note at the time of death, any certificate or letter to the trustee from the broker or other entity stating that it represents the deceased beneficial owner and describing the deceased's beneficial interest in the Note, or any forms in order for a survivor's option to be validly exercised. Instead, the broker or other entity will provide the trustee by telecopy or other form of wire transmission a detailed description of the Note, including the CUSIP number, the social security number of the deceased beneficial owner and the amount of the Note submitted for redemption on behalf of each such social security number holder. Receipt by the trustee of such telecopy or other form of wire transmission from the broker or other entity shall be deemed evidence satisfactory to the trustee to disburse repayment of a Note pursuant to the exercise of the survivor's option with respect to a Note to such broker or other entity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about February 16, 2010, which is the second business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated January 11, 2010.

ANNEX A

REPAYMENT ELECTION FORM

ROYAL BANK OF CANADA
SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES D
CUSIP NUMBER 78008HWF3

To: Royal Bank of Canada:

The undersigned financial institution (the “Financial Institution”) represents the following:

•
The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of $______________ Senior Global Medium-Term Notes, Series D (CUSIP No. 78008HWF3) (the “Notes”).

•
At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

•	The Deceased Beneficial Owner had purchased such Notes (either in an initial or subsequent sale of the Notes) at least one year prior to the date of his or her death.

The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Repayment Election Form (the “Form”).

•
The Financial Institution shall make all records specified in the Instructions supporting the above representations available to Royal Bank of Canada (the “Bank”) for inspection and review within five business days of the Bank’s request.

•
If the Financial Institution or the Bank, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Bank may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Bank immediately.

•
Other than as described in the product supplement or the pricing supplement (the “Disclosure Document”) issued in connection with the Notes in the limited situation involving tenders of notes that are not accepted during one calendar year as a result of the “Annual Limitation” or the “Individual Limitation,” repayment elections may not be withdrawn.

•
The Financial Institution agrees to indemnify and hold harmless the Bank against and from any and all claims, liabilities, costs, losses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

(1)
Name of Deceased Beneficial Owner

(2)
Date of Death

(3)
Name of Authorized Representative Requesting Repayment

(4)
Name of Financial Institution Requesting Repayment

(5)
Signature of Representative of Financial Institution Requesting Repayment

(6)
Principal Amount of Requested Repayment

(7)
Date of Election

(8)
Date Requested for Repayment

(9)   Financial Institution Representative:

Name:

Phone Number:

Fax Number:

Mailing Address (no P.O. Boxes):

(10) Wire instructions for payment:

Bank Name:

ABA Number:

Account Name:

Account Number:

Reference (optional):

TO BE COMPLETED BY THE BANK:

(A) Election Number*:

(B) Delivery and Payment Date:

(C) Principal Amount:

(D) Accrued Interest:

(E) Date of Receipt of Form by the Bank:

(F) Date of Acknowledgment by the Bank:

* To be assigned by the Bank upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM

AND EXERCISING REPAYMENT OPTION

Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.  The terms of the repayment option are governed by the Disclosure Document that the beneficial owner received at the time he, she or it purchased the Notes.  In the event of any inconsistencies, the Disclosure Document will govern.

1. Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, and had owned for a period of at least one year prior to death, the Notes being submitted for repayment and (4) any necessary tax waivers. For purposes of determining whether the Bank will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

•
Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner; however, only the death of all such tenants will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case only the death of both husband and wife will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

•
Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust; however, only the death of all such individuals who are tenants by the entirety or joint tenants in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case only the death of both husband and wife will be deemed the death of the beneficiary of the trust.

•
The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

2. Indicate the name of the Deceased Beneficial Owner on line (1).

3. Indicate the date of death of the Deceased Beneficial Owner on line (2).

4. Indicate the name of the Authorized Representative requesting repayment on line (3).

5. Indicate the name of the Financial Institution requesting repayment on line (4).

6. Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7. Indicate the principal amount of Notes to be repaid on line (6).

8. Indicate the date this Form was completed on line (7).

9. Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first June 15 or December 15 to occur at least 20 calendar days after the date of the Bank’s acceptance of the Notes for repayment, unless such date is not a business day, in which case the date of requested payment may be no earlier than the next succeeding business day. For example, if the acceptance date for Notes tendered were May 1, 2012, the earliest repayment date you could elect would be June 15, 2012.

10. Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

11. Indicate the wire instruction for payment on line (10).

12. Leave lines (A), (B), (C), (D), (E) and (F) blank.

13. Mail or otherwise deliver an original copy of the completed Form to:

The Bank of New York Mellon
Global Trust Services, Americas
101 Barclay Street, 4E
New York, NY 10286
Attn: Institutional Trust Services

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the RBC Capital Markets Corporation.  This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series D

Inflation Linked Notes, Due February 16, 2017

February __, 2010